UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2006

Viasystems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-29727	43-1777252
(Commission File Number)	(IRS Employer Identification No.)

101 South Hanley Road,
St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

314-727-2087
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement

The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in this Item 1.01 by reference.

Section 2 - Financial Information

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

As previously announced, on June 21, 2006 we entered into a commitment letter with UBS AG Hong Kong Branch and UBS AG, Singapore Branch (together “UBS”) binding UBS to provide us up to $125 million under a four-year senior secured credit facility. Subsequently, on August 10, 2006, we terminated our existing senior secured Credit Agreement, dated January 31, 2003 (the “2003 Credit Agreement”), with the lender parties thereto and with JP Morgan Chase Bank, N.A., as administrative agent.

On August 17, 2006, following our evaluations of alternatives for a new credit facility structure and the liquidity requirements for our business, we entered into a definitive Credit Agreement (our “2006 Credit Agreement”) with UBS. Our 2006 Credit Agreement matures in August 2010 and is comprised of two facilities, as follows:

Facility A - Revolver/Term Loan	US$ 20 million
Facility B - Revolver/Letters of Credit	US$ 60 million

For 18 months following the inception of the 2006 Credit Agreement, we may borrow against Facility A as a revolving credit facility. In February 2008, any outstanding borrowings under Facility A will convert to a term loan, with quarterly principal payments due through August 2010. Throughout the term of the 2006 Credit Agreement, we may borrow against Facility B as a revolving credit facility, of which up to $15 million may be used to issue letters of credit.

Borrowings under both Facility A and Facility B bear interest at the London Inter-Bank Offer Rate plus 2.0%, per annum. We are required to pay fees on issued and outstanding letters of credit at a rate of 2.0% per annum. In addition, we are required to pay a commitment fee of 0.5% per annum on unused revolving credit capacity on both Facility A and Facility B.

The collateral for the facilities is substantially all of our foreign assets together with pledges of the equity ownership of substantially all of our subsidiaries in Hong Kong and the Peoples’ Republic of China. The 2006 Credit Agreement contains customary business covenants that set limits on our ability to pay dividends, to acquire companies, to invest in joint ventures, to dispose of assets and to incur additional debt, among other customary limitations. Customary financial covenants also define a maximum Net Debt-to-EBITDA ratio, a minimum EBITDA-to-Net Interest Expense ratio, and a maximum annual limit on capital expenditures.

Fees and expenses incurred in connection with the 2006 Credit Agreement were approximately $3 million, which will be deferred and amortized over the term of the 2006 Credit Agreement. As of August 23, 2006, we have borrowed $10 million under Facility A and we have requested issuance of letters of credit totaling approximately $4 million under Facility B. Approximately $66 million of the facilities remains unused and available.

The foregoing summary is qualified in its entirety by reference to our 2006 Credit Agreement. A copy of our 2006 Credit Agreement is filed as an exhibit to this report on Form 8-K and incorporated in this Item 2.03 by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1 Credit Agreement, dated August 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 23, 2006
By:	/s/ Gerald G. Sax
Gerald G. Sax
Chief Financial Officer